                                                                    EXHIBIT 99.2


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Security Dynamics Technologies, Inc. (the "Company") is the leading provider of enterprise network and data security solutions. The Company was founded in 1984, began shipping its SecurID tokens and Access Control Module ("ACM") hardware products in 1986, and introduced its first ACM software products for minicomputers and mainframe computers in 1988. Prior to 1986, the Company was primarily engaged in research and development activities. In December 1991, the Company introduced its ACE/Server software products for enterprise information protection using client/server architecture. The Company believes that its growth has historically been driven by the emergence of local and wide area networks and a corresponding increase in users with direct access to core enterprise systems and confidential data. The Company also believes that the number of users with such direct access is increasing because of the growth of the Internet and corporate intranets and extranets.

     On July 26, 1996, the Company completed a merger (the "RSA Merger") with RSA Data Security, Inc. ("RSA") and on July 15, 1997, the Company completed the acquisition (the "DynaSoft Acquisition") of DynaSoft AB ("DynaSoft"). The RSA Merger and the DynaSoft Acquisition have each been accounted for as a pooling of interests in the Company's historical consolidated financial statements. All financial information included in the discussion which follows has been restated to include the results of RSA and DynaSoft for all periods presented. See the Company's Consolidated Financial Statements and the Notes thereto included as
Exhibit 99.3 to this Current Report on Form 8-K.

     RSA, located in Redwood City, California, is a recognized leader in cryptography and develops, markets and supports cryptographic data security products and provides cryptographic consulting services. Products are licensed to OEMs that incorporate the technology into their products. Developer toolkits and other products are used to implement cryptographic data security applications such as electronic mail, communications privacy, client/server data security, smart cards and other key information technologies.

     DynaSoft is based in Stockholm, Sweden and offers a range of software security solutions, including secure single sign-on solutions, through its BoKS product family. DynaSoft markets its products worldwide through subsidiaries and also through OEM licensing agreements with Sun Microsystems, Inc., Hewlett-Packard Company and other companies.

     The Company's revenue is derived primarily from sales of SecurID tokens; licensing of ACE/Server, BoKS and SecurPC software; licensing of BSAFE, TIPEM, BCERT, S/PAY and S/MAIL encryption engines; licensing of patents; and revenues from maintenance and professional services. Historically, the Company's growth has been attributable to sales to new customers as well as to existing customers. Sales to existing customers include sales of SecurID tokens and ACE/Server software for use by different branches or divisions, sales of replacement tokens (which are programmed at the request of the customer to operate for a fixed period of up to four years) and sales of additional tokens for use by vendors, suppliers, customers and clients of the Company's customers. Sales to existing ACE/Server and BoKS customers are typically associated with an increase in the number of users authorized under a license, and the sales of additional functionality that can be added to the customer installation. ACE/Server and BoKS software license fee prices are typically based on the number of users authorized under a license. Sales to existing customers also include revenue associated with amendments to encryption engine and patent licensing agreements, usually in order to accommodate licensing of new software or technology to the customer, to increase the field of use rights of the customer, or both. Encryption engine software licensing terms vary by product, and are typically composed of both initial fees plus ongoing royalties paid as a percentage of the OEM's product or service revenues. Sales of ACM hardware and software products have been decreasing relative to sales of ACE/Server software for several years due to increased emphasis by the Company on sales to customers with larger security needs better met by client/server software solutions such as ACE/Server software. The Company believes that this trend will continue.

     The Company's direct sales to customers in countries outside of the United States are denominated in the local currency. As a result, fluctuations in currency exchange rates could affect the profitability in U.S. dollars of the Company's products sold in these markets. See Note 9 of Notes to the Company's Consolidated Financial Statements included as Exhibit 99.3 to this Current Report on Form 8-K.

     The Company's cost of revenue consists primarily of costs associated with the manufacture and delivery of SecurID tokens and hardware products. The Company utilizes assembly contractors for most manufacturing. Cost of revenue also includes royalty fees incurred on the sale of ACE/Server software, royalty fees payable on the licensing of patent technology and royalties payable under certain OEM agreements. Cost of revenue includes customer support costs and production costs, which include labor costs associated with the programming of SecurID tokens, inspection and quality control functions and shipping costs. In the future, gross profit may be affected by several factors, including changes in product mix and distribution channels, price reductions (resulting from volume discounts or otherwise), competition, increases in the cost of revenue (including any software license fees or royalties payable by the Company) and other factors.

     Operating expenses are incurred for research and development, marketing and selling and general and administrative activities. Research and development expenses consist primarily of personnel costs as well as fees for development services provided by consultants. From time to time the Company has also purchased, and expensed, research and development technology. Marketing and selling expenses consist primarily of salaries, commissions and travel expenses of direct sales and marketing personnel and marketing program expenses. General and administrative expenses consist primarily of personnel costs for administration, finance, human resources, general management and legal and accounting fees.

     Interest and other income consists primarily of interest earned on the Company's cash balances and marketable securities.

RESULTS OF OPERATIONS

     The following table sets forth certain consolidated financial data as a percentage of revenue for the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1996 and 1997:

                                                                                  SIX MONTHS
                                                   YEAR ENDED DECEMBER 31,      ENDED JUNE 30,
                                                  -------------------------     ---------------
                                                  1994      1995      1996      1996      1997
                                                  -----     -----     -----     -----     -----
Revenue.........................................  100.0%    100.0%    100.0%    100.0%    100.0%
Cost of revenue.................................   20.3      18.1      21.7      20.6      21.4
                                                  -----     -----     -----     -----     -----
  Gross profit..................................   79.7      81.9      78.3      79.4      78.6
Costs and expenses:
  Research and development......................   18.1      12.7      14.8      15.3      14.1
  Purchased research and development............     --       1.3       1.2        --        --
  Marketing and selling.........................   37.4      28.9      29.1      30.0      30.6
  General and administrative....................   14.1      21.0      16.0      16.8      12.4
  Merger expenses...............................     --        --       7.3        --        --
                                                  -----     -----     -----     -----     -----
     Total......................................   69.6      63.9      68.4      62.1      57.1
                                                  -----     -----     -----     -----     -----
Income from operations..........................   10.1      18.0       9.9      17.3      21.5
Interest income and other.......................    0.7       3.7       5.9       6.9       4.4
Gain on sale of marketable securities and other
  income (expense)..............................    0.4       0.2      13.0      (0.4)      0.3
                                                  -----     -----     -----     -----     -----
Income before provision for income taxes........   11.2      21.9      28.8      23.8      26.2
Provision for income taxes......................    6.1       6.8      13.1       8.7       9.8
                                                  -----     -----     -----     -----     -----
Net income......................................    5.1%     15.1%     15.7%     15.1%     16.4%
                                                  =====     =====     =====     =====     =====

  Six Months Ended June 30, 1997 Compared With Six Months Ended June 30, 1996

     Revenue. Total revenue increased 70.0% in the first six months of 1997 to $61.4 million from $36.1 million in the first six months of 1996. This increase in revenue reflected increases in unit sales of all of the Company's products, except ACM/400 and ACM/1600 hardware products. During the first six months of 1997, approximately 42% of the increase in revenue was attributable to increased sales of SecurID tokens, approximately 26% of the increase was attributable to increased sales of encryption engine licenses and approximately 17% of the increase was attributable to increased sales of ACE/Server software licenses. The balance of the increase in revenue primarily resulted from sales of BoKS software licenses, patent licenses and maintenance revenue, offset by decreased hardware revenue. The Company believes that the overall increase in sales was attributable in part to growth of the information security market, with increased use of the Internet and corporate intranets and extranets continuing to play significant roles in developing new opportunities for the Company.

     International revenue (excluding Canada) increased 83.0% in the first six months of 1997 to $15.7 million from $8.6 million in the first six months of 1996. International revenue accounted for 25.6% and 23.7% of total revenue in the first six months of 1997 and 1996, respectively. The increase in international revenue was primarily attributable to the continuing expansion of the Company's international direct sales force and increased market penetration of the Company's products in foreign markets.

     Cost of Revenue and Gross Profit. The Company's gross profit increased 68.3% in the first six months of 1997 to $48.2 million, from $28.7 million in the first six months of 1996, and remained relatively constant as a percentage of revenue at 78.6% in 1997 compared to 79.4% in 1996. Approximately 40% of the increase in gross profit during the first six months of 1997 was attributable to increased unit sales of SecurID tokens, approximately 30% to increased licensing sales of encryption engine technology, approximately 19% to increased licensing sales of ACE/Server software and approximately 4% to sales of BoKS software products. In addition, gross profit increased due to increased patent licensing sales, royalties and maintenance revenue, offset by reduced sales of ACM/400 and ACM/1600 hardware products.

     Research and Development. Research and development expenses increased 56.3% in the first six months of 1997 to $8.6 million from $5.5 million in the first six months of 1996. Research and development expenses decreased as a percentage of revenue in the first six months of 1997 to 14.1% from 15.3% in the first six months of 1996. During the first six months of 1997, approximately 82% of the increase in research and development expenses resulted from an increase in payroll costs associated with the employment of additional staff. The remainder of the increase in research and development was attributable to purchases of computer equipment, resulting in higher depreciation charges, occupancy expenses and consulting expenses.

     Marketing and Selling. Marketing and selling expenses increased 73.4% in the first six months of 1997 to $18.8 million from $10.8 million in the first six months of 1996. Marketing and selling expenses increased as a percentage of revenue in the first six months of 1997 to 30.6% from 30.0% in the first six months of 1996. During the first six months of 1997, approximately 42% of the increase in marketing and selling expenses resulted from an increase in payroll costs associated with the employment of additional staff, approximately 11% of the increase was attributable to sales commissions on increased revenues, and approximately 16% of the increase resulted from increased travel expenses and marketing program expenses.

     General and Administrative. General and administrative expenses increased 25.5% in the first six months of 1997 to $7.6 million, from $6.1 million in the first six months of 1996, but decreased as a percentage of revenue to 12.4% in 1997 compared to 16.8% in 1996. The increase in general and administrative expenses was due to the employment of additional staff offset by reduced legal expenses. Legal expenses decreased approximately $1.3 million from the first six months of 1996 compared to the first six months of 1997 due to the settlement of certain of the Company's legal proceedings in 1996.

     Interest Income and Other. Interest income increased 8.7% in the first six months of 1997 to $2.7 million from $2.5 million in the first six months of 1996 due to interest earned on higher cash and marketable securities balances.

     Provision for Income Taxes. The provision for income taxes increased to $6.0 million during the first six months of 1997 from $3.1 million in the first six months of 1996 due to higher pre-tax income and a higher effective tax rate during the first six months of 1997. The Company's estimated effective tax rate increased to 37.5% in the first half of 1997 from 36.6% in the first half of 1996 due to higher tax rates associated with certain foreign income, which increased relative to domestic income.

     Net Income. As a result of the above factors, net income in the first six months of 1997 increased to $10.1 million, or 16.4% of revenue, from $5.5 million, or 15.1% of revenue, in the first six months of 1996.

  1996 Compared With 1995

     Revenue. Total revenue increased 69.6% in 1996 to $83.8 million from $49.4 million in 1995. This increase in revenue reflected increases in unit sales and licensed use of substantially all of the Company's products. Approximately 42%, 22% and 11% of the increase in revenue was attributable to the increases in unit sales of SecurID tokens, the increase in unit sales of ACE/Server software licenses and the issuance of additional encryption engine and patent licenses, respectively.

     International revenue (excluding Canada) increased 114.0% in 1996 to $19.7 million from $9.2 million in 1995 and accounted for 23.5% and 18.6% of total revenue in 1996 and 1995, respectively. This increase in international revenue was primarily attributable to the continuing expansion of the Company's international direct sales force and increased market penetration of the Company's products in foreign markets.

     Cost of Revenue and Gross Profit. The Company's gross profit increased 62.0% in 1996 to $65.6 million, or 78.3% of revenue, from $40.5 million, or 81.9% of revenue, in 1995. Approximately 46% of the increase in gross profit was attributable to an increase in the unit sales and gross margin from the sale of SecurID tokens. Approximately 26% of the increase in gross profit was attributable to increased sales of ACE/Server software licenses. Approximately 9% of the increase in gross profit was attributable to increased sales of patent and encryption engine licenses. Overall, gross margins were lower due primarily to the higher royalty costs associated with the ACE/Server software and patent license products and additional investment in the Company's customer support infrastructure.

     In December 1994, the Company entered into an agreement with Progress Software Corporation ("Progress Software"), a vendor of commercial database software, for the right to use certain of Progress Software's software to enhance the functionality of the Company's ACE/Server software. The Company began incurring royalties, which are charged to cost of revenue, under the Progress Software agreement upon the commercial introduction of ACE/Server software version 2.0 in October 1995. These royalties have decreased gross margins.

     Research and Development. Research and development expenses increased 96.8% in 1996 to $12.4 million from $6.3 million in 1995, and increased as a percentage of revenue to 14.8% in 1996 from 12.7% in 1995. Approximately 54% of the increase in research and development expenses resulted from an increase in compensation costs associated primarily with the employment of additional staff. Approximately 15% of the increase in research and development expenses in 1996 was related to general overhead costs. Approximately 9% of the increase was attributable to increases in consulting services contracted to develop enhancements to the Company's ACE/Server software line.

     Purchased Research and Development. During the fourth quarter of 1996, the Company purchased, and recorded as purchased research and development expense, technology from Worldtalk Corporation for $1.0 million. The technology was incorporated into the Company's S/MAIL developer kit, a standards-based secure messaging solution for third-party software developers designed to provide a secure messaging infrastructure based on the S/MIME protocol.

     During 1995, the Company purchased, and recorded as purchased research and development expense, SecurADM technology for $0.6 million. The technology was incorporated into products designed to provide secure single sign-on capability in heterogeneous networked data processing environments.

     Marketing and Selling. Marketing and selling expenses increased 71.3% in 1996 to $24.4 million from $14.3 million in 1995, and increased as a percentage of revenue to 29.1% in 1996 from 28.9% in 1995. Approximately 36% of the increase in marketing and selling expenses was due to an increase in payroll costs associated primarily with the employment of additional direct sales and marketing personnel. Approximately 16% of the increase in marketing and selling expenses was attributable to the increase in commissions on products sold by the Company's direct sales force. Approximately 15% of the increase in marketing and selling expenses was due to an increase in travel-related costs and marketing programs, such as direct mail and seminar activities, trade shows and public relations campaigns. Approximately 12% of the increase in marketing and selling expenses in 1996 was related to general overhead costs.

     During 1996, international sales expenses increased due to the continued development of the Company's sales offices in Europe and Asia.

     General and Administrative. General and administrative expenses increased 29.2% in 1996 to $13.4 million, or 16.0% of revenue, from $10.4 million, or 21.0% of revenue, in 1995. Approximately 29% of the increase was due to an increase in payroll and recruitment costs associated primarily with the growth in the Company's staff needed to support the continuing expansion of operations. Approximately 17% of the increase in general and administrative expense was from an increase in consulting and temporary administrative services. In addition, approximately 10% of the increase in general and administrative expenses consisted of moving costs incurred in relocating to the Company's new corporate offices.

     Merger Expenses. Merger expenses incurred in connection with the RSA Merger were $6.1 million in the third quarter of 1996. See Note 2 of Notes to the Company's Consolidated Financial Statements included as Exhibit 99.3 to this Current Report on Form 8-K.

     Interest Income and Other. Interest income increased to $5.0 million in 1996 from $1.8 million in 1995. This increase was due primarily to higher average daily balances in invested cash resulting from the Company's follow-on public offering in November 1995.

     Gain on Sale of Marketable Securities. The Company realized a gain of approximately $11.0 million in 1996 on the sale of marketable securities.

     Provision for Income Taxes. The provision for income taxes increased to $11.0 million in 1996 from $3.4 million in 1995. This increase was primarily the result of higher pre-tax income during 1996. The Company's effective tax rate increased to 45.5% in 1996 from 31.1% in 1995. The increase in the effective tax rate was caused principally by the non-deductibility of certain RSA Merger expenses in the third quarter of 1996. For the year ended December 31, 1995, the valuation allowance was reduced by approximately $0.9 million, which resulted in a decrease in the provision for income taxes for 1995. See Notes 1 and 6 of Notes to the Company's Consolidated Financial Statements included as Exhibit
99.3 to this Current Report on Form 8-K.

     Net Income. As a result of the above factors, net income in 1996 increased to $13.2 million, or 15.7% of revenue, from $7.5 million, or 15.1% of revenue, in 1995.

  1995 Compared With 1994

     Revenue. Total revenue increased 107.0% in 1995 to $49.4 million from $23.9 million in 1994. This increase in revenue reflected increases in unit sales of all of the Company's products except the ACM/1600 hardware product. Approximately 39%, 32% and 22% of the increase in revenue was attributable to the increases in unit sales of SecurID tokens, encryption engine and patent licenses and sales of ACE/Server software licenses, respectively, offset by a decrease in unit sales of ACM/1600 hardware products.

     International revenue (excluding Canada) increased 74.0% in 1995 to $9.2 million from $5.3 million in 1994 and accounted for 18.6% and 22.2% of total revenue in 1995 and 1994, respectively. This increase in international revenue was primarily attributable to expansion of the Company's direct sales force and increased market acceptance of the Company's products.

     Cost of Revenue and Gross Profit. The Company's gross profit increased 112.8% in 1995 to $40.5 million, or 81.9% of revenue, from $19.0 million, or 79.7% of revenue, in 1994. Approximately 36% of the increase in gross profit was attributable to an increase in the unit sales of SecurID tokens. Approximately 36% of the increase in gross profit was attributable to an increase in the number of patent and encryption engine licenses sold. Approximately 25% of the increase in gross profit was attributable to an increase in the number of ACE/Server software licenses sold. These factors, which contributed to an improvement in the gross margin in 1995, were partially offset by ongoing increases in production costs associated with quality management programs and continued increases in customer support costs in Europe.

     Research and Development. Research and development expenses increased 45.9% in 1995 to $6.3 million from $4.3 million in 1994, but decreased as a percentage of revenue to 12.7% in 1995 from 18.1% in 1994. Approximately 69% of the increase in research and development expenses resulted from an increase in payroll costs associated primarily with the employment of additional staff. Approximately 20% of the increase was attributable to increases in consulting expenses to develop enhancements to the Company's product lines, primarily the Company's ACE/Server software and encryption engine product lines.

     Purchased Research and Development. During 1995, the Company purchased, and recorded as purchased research and development expense, SecurADM technology for $0.6 million. The technology was incorporated into products designed to provide secure single sign-on capability in heterogeneous networked data processing environments.

     Marketing and Selling. Marketing and selling expenses increased 59.7% in 1995 to $14.3 million from $8.9 million in 1994, but decreased as a percentage of revenue to 28.9% in 1995 from 37.4% in 1994. Approximately 36% of the increase in marketing and selling expenses was due to an increase in payroll costs associated primarily with the employment of additional direct sales and marketing personnel. Approximately 27% of the increase in marketing and selling expenses was attributable to the increase in commissions on products sold by the Company's direct sales force. Approximately 14% of the increase in marketing and selling expenses was due to an increase in marketing programs, such as direct mail and seminar activities, trade shows and public relations campaigns.

     During 1995, international sales expenses increased due to the continued development of the Company's United Kingdom, German, French and Swedish sales offices and the opening of the Company's office in Singapore.

     General and Administrative. General and administrative expenses increased 208.0% in 1995 to $10.4 million, or 21.0% of revenue, from $3.4 million, or 14.1% of revenue, in 1994. Approximately 52% of the increase in general and administrative expenses was attributable to increases in legal costs and also accounting and investor relations expenses resulting from the additional costs incurred in connection with being a public company. Approximately 29% of the increase was due to increases in executive compensation and to increased payroll expenses associated with the growth in the Company's staff to support increased operations.

     Interest Income and Other. Interest income increased to $1.8 million in 1995 from $0.2 million in 1994. This increase was due primarily to higher average daily balances in invested cash resulting from the Company's initial public offering in December 1994 and its follow-on public offering in November 1995.

     Provision for Income Taxes. The provision for income taxes increased to $3.4 million in 1995 from $1.5 million in 1994. This increase was primarily the result of higher pre-tax income during 1995. The Company's effective tax rate decreased to 31.1% in 1995 from 54.2% in 1994. The decrease in the effective tax rate resulted primarily from the change in the recorded valuation allowance and a decrease in state taxes. For 1995, the valuation allowance was reduced by approximately $0.9 million and for 1994 the valuation allowance was increased by approximately $0.3 million. See Notes 1 and 6 of Notes to the Company's Consolidated Financial Statements included as Exhibit 99.3 to this Current Report on Form 8-K.

     Net Income. As a result of the above factors, net income in 1995 increased to $7.5 million, or 15.1% of revenue, from $1.2 million, or 5.1% of revenue, in 1994.

QUARTERLY OPERATING RESULTS

     The following table sets forth unaudited quarterly results of operations of the Company for each of the quarters in the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997. The Company believes that this information has been prepared on the same basis as the Company's audited Consolidated Financial Statements and that all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly, in accordance with generally accepted accounting principles, the quarterly information when read in conjunction with the Company's audited Consolidated Financial Statements and the Notes thereto included as Exhibit 99.3 to this Current Report on Form 8-K. The quarterly operating results are not necessarily indicative of future results of operations.

                                                                 THREE MONTHS ENDED
                    -------------------------------------------------------------------------------------------------------------
                    MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,
                      1995       1995       1995        1995       1996       1996       1996        1996       1997       1997
                    --------   --------   ---------   --------   --------   --------   ---------   --------   --------   --------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue............  $7,387    $11,698     $14,849    $15,478    $16,290    $19,821     $21,143    $26,563    $28,419    $32,955
Cost of revenue....   1,373      2,111       2,357      3,079      3,671      3,780       5,283      5,473      6,417      6,730
                     ------    -------     -------    -------    -------    -------     -------    -------    -------    -------
       Gross
        profit.....   6,014      9,587      12,492     12,399     12,619     16,041      15,860     21,090     22,002     26,225
Costs and expenses:
 Research and
   development.....   1,348      1,595       1,509      1,840      2,342      3,191       3,134      3,715      3,848      4,798
 Purchased research
   and
   development.....      --         --         648         --         --         --          --      1,000         --         --
 Marketing and
   selling.........   3,084      3,445       3,495      4,239      5,004      5,820       5,988      7,617      8,669     10,101
 General and
  administrative...   1,629      2,650       2,307      3,789      2,901      3,160       3,208      4,134      3,389      4,220
 Merger expenses...      --         --          --         --         --         --       6,100         --         --         --
                     ------    -------     -------    -------    -------    -------     -------    -------    -------    -------
       Total.......   6,061      7,690       7,959      9,868     10,247     12,171      18,430     16,466     15,906     19,119
                     ------    -------     -------    -------    -------    -------     -------    -------    -------    -------
Income (loss) from
 operations........     (47)     1,897       4,533      2,531      2,372      3,870      (2,570)     4,624      6,096      7,106
Interest income and
 other.............     396        447         379        621      1,274      1,226       1,119      1,385      1,271      1,446
Gain on sale of
 marketable
 securities and
 other income
 (expense).........      86       (157)         46         87          1       (142)      4,553      6,460        (25)       222
                     ------    -------     -------    -------    -------    -------     -------    -------    -------    -------
Income before
 provision for
 income taxes......     435      2,187       4,958      3,239      3,647      4,954       3,102     12,469      7,342      8,774
Provision for
 income taxes......     667      1,134         338      1,230      1,304      1,843       3,284      4,566      2,781      3,259
                     ------    -------     -------    -------    -------    -------     -------    -------    -------    -------
Net income
 (loss)............ $  (232)   $ 1,053    $  4,620    $ 2,009    $ 2,343    $ 3,111    $   (182)   $ 7,903    $ 4,561    $ 5,515
                     ======    =======     =======    =======    =======    =======     =======    =======    =======    =======
Net income (loss)
 per equivalent
 share............. $ (0.01)   $  0.03    $   0.14    $  0.06    $  0.06    $  0.08    $  (0.00)   $  0.20    $  0.12    $  0.14
                     ======    =======     =======    =======    =======    =======     =======    =======    =======    =======
Weighted average
 number of common
 and common
 equivalent shares
 outstanding.......  32,411     33,699      33,951     35,445     37,777     39,039      39,168     39,563     39,299     39,527
                     ======    =======     =======    =======    =======    =======     =======    =======    =======    =======

     The following table sets forth consolidated financial data as a percentage of revenue for each of the quarters in the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997.

                                                                 THREE MONTHS ENDED
                    -------------------------------------------------------------------------------------------------------------
                    MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,
                      1995       1995       1995        1995       1996       1996       1996        1996       1997       1997
                    --------   --------   ---------   --------   --------   --------   ---------   --------   --------   --------
Revenue............  100.0%     100.0%     100.0%      100.0%     100.0%     100.0%     100.0%      100.0%     100.0%     100.0%
Cost of revenue....    18.6       18.0       15.9        19.9       22.5       19.1       25.0        20.6       22.6       20.4
                        ---        ---        ---         ---        ---        ---        ---         ---        ---        ---
       Gross
        profit.....    81.4       82.0       84.1        80.1       77.5       80.9       75.0        79.4       77.4       79.6
Costs and expenses:
 Research and
   development.....    18.2       13.6       10.2        11.9       14.4       16.1       14.8        14.0       13.5       14.6
 Purchased research
   and
   development.....      --         --        4.4          --         --         --         --         3.8         --         --
 Marketing and
   selling.........    41.7       29.4       23.5        27.4       30.7       29.4       28.3        28.6       30.5       30.6
 General and
  administrative...    22.1       22.7       15.5        24.5       17.8       15.9       15.2        15.6       12.0       12.8
 Merger expenses...      --         --         --          --         --         --       28.9          --         --         --
                        ---        ---        ---         ---        ---        ---        ---         ---        ---        ---
       Total.......    82.0       65.7       53.6        63.8       62.9       61.4       87.2        62.0       56.0       58.0
                        ---        ---        ---         ---        ---        ---        ---         ---        ---        ---
Income (loss) from
 operations........    (0.6)      16.3       30.5        16.3       14.6       19.5      (12.2)       17.4       21.4       21.6
Interest income and
 other.............     5.4        3.8        2.6         4.0        7.8        6.2        5.3         5.2        4.5        4.4
Gain on sale of
 marketable
 securities and
 other income
 (expense).........     1.1       (1.3)       0.3         0.6         --       (0.7)      21.5        24.3       (0.1)       0.6
                        ---        ---        ---         ---        ---        ---        ---         ---        ---        ---
Income before
 provision for
 income taxes......     5.9       18.8       33.4        20.9       22.4       25.0       14.6        46.9       25.8       26.6
Provision for
 income taxes......     9.0        9.7        2.3         7.9        8.0        9.3       15.5        17.2        9.8        9.9
                        ---        ---        ---         ---        ---        ---        ---         ---        ---        ---
Net income
 (loss)............    (3.1)%     9.1%      31.1%       13.0%      14.4%      15.7%       (0.9)%     29.7%      16.0%      16.7%
                        ===        ===        ===         ===        ===        ===        ===         ===        ===        ===

     The Company's total revenue and operating results have varied substantially from quarter to quarter and should not be relied upon as an indication of future results. Quarterly revenue and operating results can be difficult to forecast because the Company's sales cycle can be relatively long and depends on factors such as the size and timing of individual transactions, changes in customer budget authorizations, the level of research and development expenditures and general economic conditions. The Company has historically allowed customers to place large order commitments to secure volume price discounts with deliveries specified at a later time, typically within a 12-month period. As a result, it is difficult to forecast when the customer will request delivery of these orders. Gross profit levels are affected by sales volume and mix, and gross margins are different for SecurID tokens, software licenses, patent licenses and maintenance and professional services.

     The Company's revenue has increased in each of the quarters in the period January 1, 1995 to June 30, 1997. Future revenue, however, may not increase on a quarterly basis or may not increase at the same rate in comparison to prior quarters. The Company has experienced, and expects to continue to experience, significant seasonality in its business, and the Company's financial condition or results of operations may be affected by such trends in the future. Revenue has historically increased at higher rates in the last quarter of the year and at lower rates in the next succeeding quarter. The Company believes that revenue tends to increase at higher rates in the last quarter due to the Company's quota-based compensation policies, year-end budgetary pressures on the Company's customers and the tendency of certain of the Company's customers to implement changes in enterprise network or data security prior to the end of the calendar year. In addition, revenue tends to increase at lower rates in the summer months, particularly in Europe, when businesses defer purchase decisions. Because the Company's operating expenses are based on anticipated revenue levels and a high percentage of the Company's expenses are fixed, a small variation in the time of recognition of revenue can cause significant variations in operating results from quarter to quarter.

LIQUIDITY AND CAPITAL RESOURCES

     At June 30, 1997, the Company had cash and marketable securities of $110.8 million and working capital of $119.7 million. The Company has historically funded its operations primarily from cash generated from its operating activities. During 1996 and 1997, the Company used the cash provided by operations principally for working capital needs and to finance certain costs in connection with the RSA Merger. The Company believes that working capital will be sufficient to meet its anticipated cash requirements through at least 1998.

     On July 15, 1997, the Company acquired approximately 95% of the outstanding shares and certain of the outstanding options to acquire shares of DynaSoft in exchange for approximately 2.7 million shares of the Company's Common Stock. The Company also paid approximately $6.0 million in cash to certain stockholders of DynaSoft in exchange for the remaining outstanding shares and options. The DynaSoft Acquisition costs recognized during the quarter ended September 30, 1997 were approximately $7.0 million. On July 26, 1996, a wholly owned subsidiary of the Company acquired RSA. The RSA Merger costs were approximately $6.1 million. The RSA Merger and the DynaSoft Acquisition have each been accounted for as a pooling of interests in the Company's historical consolidated financial statements. See Note 2 of Notes to the Company's Consolidated Financial Statements included as Exhibit 99.3 to this Current Report on
Form 8-K.

     In December 1994, the Company sold 6,000,000 shares of Common Stock in its initial public offering, which generated $21.6 million of net cash proceeds to the Company. In January 1995, the Company sold 1,020,000 shares of Common Stock under the terms of an over-allotment option granted to the underwriters as part of the initial public offering, generating an additional $3.8 million in net cash proceeds. In November 1995, the Company sold an additional 3,120,000 shares of Common Stock in a follow-on offering, which generated $55.9 million of net cash proceeds to the Company. In October 1997, the Company sold an additional 1,626,000 shares of Common Stock in a follow-on offering, which generated approximately $60.8 million of net cash proceeds to the Company.

     In October 1997, the Company purchased 175,285 Ordinary Shares of nCipher Corporation Limited ("nCipher") for an aggregate purchase price of $502,000. nCipher is a company organized under the laws of England and Wales that develops products designed to accelerate cryptographic processes in Internet security, electronic commerce and other applications. The Company's investment in nCipher represents a minority interest of less than 5% of nCipher's capitalization.

     In August 1997, the Company purchased 877,193 Series C Preferred Shares of Finjan Software Ltd. ("Finjan") for an aggregate purchase price of $1.0 million. Finjan is an Israeli software company organized to develop and market products for the Java Internet security market. The Company's investment in Finjan represents a minority interest of less than 5% of Finjan's capitalization.

     In December 1996, the Company purchased 250,000 shares of Series B Preferred Stock of VPNet Technologies, Inc. ("VPNet") of San Jose, California, for an aggregate purchase price of $1.5 million. VPNet was organized to develop and market products and technologies for implementing high-performance virtual private networks. The Company's investment in VPNet represents a minority interest of less than 10% of VPNet's capitalization.

     On April 17, 1995 and February 20, 1996, the Company purchased 425,000 shares of Series A and 72,091 shares of Series B Convertible Preferred Stock, respectively, of VeriSign, Inc. ("VeriSign") of Redwood City, California for an aggregate purchase price of $687,000. VeriSign was organized to provide digital certificates and related services that use public-key cryptography to ensure essential privacy and authentication features. During 1995, RSA granted certain rights and privileges in certain technology to VeriSign in connection with VeriSign's incorporation and received 4,000,000 shares of VeriSign common stock. The Company's voting interest in VeriSign was approximately 44%, 24% and 24% at December 31, 1995 and 1996 and June 30, 1997, respectively.

     Two of the companies in which the Company has equity positions had initial public offerings in 1996. The Company now considers these investments to be available for sale marketable securities and the investment cost of $737,000 is classified with marketable securities at June 30, 1997. See Note 1 of Notes to the Company's Consolidated Financial Statements included as Exhibit 99.3 to this Current Report on Form 8-K.

     The Company's capital expenditures for the first six months of 1997 were $4.0 million and were for additional leasehold improvements, office furniture and equipment, as well as computer equipment for product development, testing and support to accommodate the Company's continued growth. The Company generated $1.7 million of cash from the exercise of stock options and generated $1.4 million of cash from the sale of minority interests in RSA's Japan subsidiary in the first six months of 1997. The Company expended approximately $3.2 million for purchased research and development during the quarter ended September 30, 1997.

     In March 1996, the Company entered into a noncancelable operating lease expiring in 2006 for corporate executive offices in Bedford, Massachusetts. The Company commenced its tenancy in August 1996. The facility consists of approximately 75,000 square feet of office space, and the annual base rent for the first year is $956,000 increasing annually up to $1.2 million for years five through ten. In June 1997, the Company entered into a noncancelable operating lease expiring in 2006 for additional facilities in Bedford, Massachusetts. The Company commenced its tenancy in August 1997. The new facility consists of approximately 32,000 square feet of office space, and the annual base rent for the first four years is $599,000, increasing up to $662,000 for years five through ten.

     In September 1997, the Company announced its SecurMessage email security solution, which incorporates technology from Worldtalk Corporation ("Worldtalk") and VeriSign for securing already-deployed enterprise email and groupware applications. In connection therewith, in September 1997, the Company entered into an agreement with Worldtalk pursuant to which the Company paid to Worldtalk in October 1997 a one-time prepaid, nonrefundable license fee of $3.0 million in order to obtain favorable pricing.

     In November 1996, the Company amended its agreement with Progress Software for the right to use certain of its software to enhance the functionality of the Company's ACE/Server software. In order to obtain favorable pricing the Company pre-paid $1.5 million and $1.25 million during the first and fourth quarters of 1996, respectively, and pre-paid $2.5 million during the first quarter of 1997.

     The Company intends to seek acquisitions of businesses, products and technologies that are complementary to those of the Company. The Company is continuing to identify and prioritize additional security technologies which it may wish to develop, either internally or through the licensing or acquisition of products from third parties. While the Company engages from time to time in discussions with respect to potential acquisitions, there can be no assurances that any such acquisitions will be made or that the Company will be able to successfully integrate any acquired business. In order to finance such acquisitions, it may be necessary for the Company to raise additional funds through public or private financings. Any equity or debt financings, if available at all, may be on terms which are not favorable to the Company and, in the case of equity financings, may result in dilution to the Company's stockholders.

RECENT ACCOUNTING PRONOUNCEMENTS

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings per Share," which is required to be adopted in the fourth quarter of 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. SFAS 128 supersedes Accounting Principles Board Opinion No. 15 and is intended to simplify the computation of earnings per share and to make the U.S. computations more comparable with international computations. See Note 1 of Notes to the Company's Consolidated Financial Statements included as Exhibit 99.3 to this Current Report on
Form 8-K.

     In June 1997, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards Nos. 130 and 131, "Reporting Comprehensive Income" and "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 130" and "SFAS 131," respectively). The Company will be required to adopt the provisions of these statements in fiscal 1998. SFAS 130 provides standards for reporting items considered to be "comprehensive income" and uses the term "other comprehensive income" to refer to revenues, expenses, gains and losses that are included in comprehensive income under generally accepted accounting principles but excluded from net income. Currently the only items presented in the Company's consolidated financial statements that would be considered other comprehensive income as defined in SFAS 130 are the unrealized gains and losses on marketable securities and cumulative translation adjustments, which are recorded as components of stockholders' equity. SFAS 131 establishes new standards for reporting information about operating segments. The Company believes the segment information required to be disclosed under SFAS 131 will be more comprehensive than previously provided, including expanded disclosure of income statement and balance sheet items for each reportable operating segment. The Company has not yet completed its analysis of which operating segments it will report on. The Company believes that the provisions of SFAS 130 will not, when adopted, have a material impact on the Company's financial statements.

ACCOUNTING FOR CERTAIN STOCK OPTIONS

     On October 18, 1995, January 24, 1996, April 1, 1996 and April 24, 1996,
the Company's Board of Directors or the Compensation Committee of the Company's Board of Directors granted stock options to employees to purchase 32,000, 605,600, 200,000 and 38,900 shares of the Company's Common Stock at exercise prices of $14.25, $24.76, $24.30 and $38.20, respectively, subject to stockholder approval (obtained on May 22, 1996) of an increase in the number of shares available for grant. The exercise prices represented the fair market value on the dates of grant. As permitted by Statement of Financial Accounting Standard No. 123, which became effective on January 1, 1996, the Company has elected to continue to apply the intrinsic value method of Accounting Principles Board Opinion No. 25 for stock-based compensation to employees.

     For options granted prior to April 1, 1996, because approval of the stockholders was required and considered perfunctory, the Company measured compensation expense on the date of grant by the Board of Directors or the Compensation Committee of the Board of Directors. As a result of discussions with the staff of the Securities and Exchange Commission, the Company changed its accounting policy on options requiring stockholder approval to measure compensation expense on the approval date. This change is effective for options granted on or after April 1, 1996. This change resulted in an aggregate compensation expense of approximately $4.5 million relating to the April 1, 1996 and April 24, 1996 option grants, which the Company will recognize over the remainder of the four-year vesting period of the options from May 22, 1996. The effect of this change was to reduce income from operations by approximately $0.7 million in 1996.